Exhibit 99.2

Brotman Medical Center, Inc.

Debtor-in-Possession

Financial Statements (Unaudited)

As of March 31, 2009 and for the

Six Months Ended March 31, 2009 and 2008

Brotman Medical Center, Inc.

Debtor-In-Possession

Balance Sheet

(Unaudited)

(in thousands, except for share amounts)

March 31,
2009
Assets
Current assets:
Cash and cash equivalents	$—
Restricted cash	2,733
Patient accounts receivable, less allowance for doubtful accounts of $17,372	20,552
Due from government payer	662
Inventories	2,852
Prepaids and other	2,402
Total current assets	29,201
Property and equipment, net	9,345
Other assets	4
Total assets	$38,550

Liabilities and Shareholders’ deficit
Liabilities not subject to compromise:
Current liabilities:
Accrued salaries and benefits	$6,997
Debtor-in-possession financing	12,714
Due to government payer	13,834
Insurance reserves	1,358
Accounts payable and accrued expenses	10,575
Current portion of capital leases	548
Debt, due on demand	7,611
Other current liabilities	3,845
Total current liabilities	57,482
Long-term liabilities:
Capital leases, net of current portion	205
Malpractice reserve	1,795
Other long-term liabilities	2,518
Total long-term liabilities	4,518
Total liabilities not subject to compromise	62,000
Liabilities subject to compromise	19,092
Total liabilities	81,092

Commitments, Contingencies and Subsequent Event

Shareholders’ deficit:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 648,625 shares issued and outstanding	6
Common stock, $0.01 par value, 20,000,000 shares authorized; 100,000 shares issued and outstanding	1
Additional paid-in-capital	4,183
Deferred compensation	(284)
Accumulated deficit	(46,448)
Total shareholders’ deficit	(42,542)
Total liabilities and shareholders’ deficit	$38,550

The accompanying notes are an integral part of the unaudited financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statements of Operations

(Unaudited)

(in thousands)

	For the Six Months Ended March 31,
	2009	2008
Revenue:
Net patient service revenue	$54,760	$52,386
Other revenue, net	1,800	1,777
Total revenue	56,560	54,163

Expenses:
Salaries and benefits	32,073	28,313
Supplies	8,378	6,391
Purchased services and other	9,729	10,546
Provision for doubtful accounts	6,210	7,607
Depreciation and amortization	459	592
Total operating expenses	56,849	53,449

Income (Loss) from operations	(289)	714

Other (income) expense:
Investment income	(10)	(24)
Interest expense	1,059	2,201
Total other expense, net	1,049	2,177

Loss before reorganization items	(1,338)	(1,463)
Reorganization items, net	3,024	2,490
Loss before income taxes	(4,362)	(3,953)
Income tax	(110)	—
Net loss	$(4,472)	$(3,953)

The accompanying notes are an integral part of the unaudited financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Six Months Ended March 31,
	2009	2008
Operating activities:
Net loss	$(4,472)	$(3,953)
Adjustments to reconcile net loss to net cash (provided by) used in operating activities:
Depreciation and amortization	459	592
Provision for bad debts	6,210	7,607
Changes in operating assets and liabilities:
Patient accounts receivable and due from government payer	(4,858)	(9,495)
Inventories	(101)	(68)
Prepaid expensess and other assets	57	65
Accounts payable and accrued expenses	5,761	5,152
Accrued salaries and benefits	903	296
Insurance reserves	(281)	401
Other current liabilities	(1,230)	(285)
Net cash used in operating activities before reorganization activities	2,448	312
Reorganization items, net	(3,024)	(2,490)
Net cash used in operating activities	(576)	(2,178)

Investing activities:
Purchase of property and equipment	(215)	(59)
Decrease in restricted certificates of deposits and other	1	(4)
Other investing activities	18	—
Net cash used in investing activities	(196)	(63)

Financing activities:
Repayments under revolving credit facility, net	(95)	(10,242)
Borrowings under DIP facility, net	1,128	14,583
Repayment of capital leases	(276)	(165)
Change in long term liabilities	15	—
Net cash provided by financing activities	772	$4,177

Increase in cash and cash equivalents	$—	$1,935
Cash and cash equivalents at beginning of period	—	441
Cash and cash equivalents at end of period	$—	$2,376

Supplemental cash flow information:
Cash paid for interest	$1,064	$2,261
Fixed asset acquired under capital lease agreements	234	—

The accompanying notes are an integral part of the unaudited financial statements.

Brotman Medical Center, Inc.

Debtor-In-Possession

Notes to Financial Statements

(Unaudited)

March 31, 2008 and 2009

1.              Organization

Business

Brotman Medical Center, Inc. (the “Hospital”, “Brotman”, “Debtor”, “Company”), a California corporation, which operates a 420-licensed bed acute care hospital in Culver City, California, was incorporated on May 19, 2005, when a group of investors, including Prospect Medical Holdings, Inc. (“PMH”), certain physicians practicing at Brotman and other parties  purchased substantially all of the assets of Brotman’s immediate predecessor-in-interest, Brotman Medical Partners, LP from Tenet Healthcare Corporation effective August 31, 2005. Following the acquisition, approximately 33.1% of Brotman was owned by PMH, approximately 33.7% was held by Culver Hospital Holdings, LP and Gable Park, LLC, and the remaining 33.2% was held by various other parties.

Proceedings under Chapter 11 and Related Going Concern Considerations

On October, 25, 2007, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Bankruptcy Court”). The reorganization case is being administered under the caption “LA 07-19705 (BB).”

On December 6, 2007 Brotman entered into a Court-approved $19.875 million debtor-in-possession credit facility (the “DIP Credit Facility”) to repay outstanding amounts under Brotman’s existing credit facility, professional fees, transaction costs and other pre-petition expenses including supplementing is working capital and cash flow during the reorganization process. See Note 5 for further discussion of the DIP Credit Facility and Loan Agreement.

American Institute of Certified Public Accountant Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) provides financial reporting guidance for entities that are reorganized under Bankruptcy Code. The Company implemented this guidance for the six months ended March 31, 2009 and 2008. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws were stayed while the Company continued business operations as debtor-in-possession. Per SOP 90-7, these estimated claims are reflected in the March 31, 2009 unaudited balance sheet as Liabilities Subject to Compromise. Claims are recorded at the amount of the expected allowed claim even if they may be settled for lesser amounts. Obligations arising post-petition are not classified as liabilities subject to compromise.

During 2008 several actions were made to enforce liabilities, however these too were stayed. Brotman endeavored to notify all known or potential creditors of the process for submitting pre-petition claims against the debtor. Generally, creditors whose claims arose prior to the Petition Date had until April 8, 2008 (the “Bar Date”) to file claims or be barred from asserting claims against the debtor in the future, except in instances of claims arising from the subsequent rejection of executory contracts and unexpired leases.

There are differences between the amounts at which any such liabilities are recorded in the financial statements and the amounts claimed by Brotman’s creditors. The determination of how liabilities would ultimately be settled and treated could only be made when the Court approved a Chapter 11 Plan of Reorganization

On November 6, 2008, Brotman filed its Second Amended Chapter 11 Plan of Reorganization (the “Plan”) with the Bankruptcy Court.

Brotman’s reorganization under Chapter 11 involved a fundamental transformation of focus and operation. Shortly after the Petition Date, management outlined a business plan emphasizing efficiency, customer focus, and financial viability. Additionally, the reorganization plan called for additional equity infusions into the Company, the repayment of existing secured pre-petition debt and the post petition DIP facility, new borrowings and exit financing. Lastly, the plan of reorganization made provision for certain debt discharge, reclassification and distribution to certain creditors.

Under Chapter 11, Brotman continued to operate its business without interruptions as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, a debtor-in-possession is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court. Brotman incurred significant costs associated with the reorganization. The amount of these costs, which are being expensed as incurred, significantly affect operations and are separately reflected as reorganization costs in the unaudited statement of operations for the six months ended March 31, 2009 and 2008. In connection with the reorganization costs, there may be additional expenses in future periods which may affect operations in those periods.

The bankruptcy plan was confirmed by the Bankruptcy Court on January 21, 2009 and became effective on April 14, 2009 (the “Effective Date”). Refer to Note 12 for further discussion of Brotman’s emergence from Chapter 11 bankruptcy.

The Company estimates the impact of Chapter 11 filings on its future financial statements is likely to result in approximately $11.4 million gain on discharge of impaired liabilities and debts.

These Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern. (See Note 2 — Basis of Presentation). Except as otherwise disclosed, these principles assume that assets will be realized and liabilities will be discharged in the ordinary course of business.

Since October 25, 2007, the Company has been operating as debtor-in-possession under Chapter 11 of the Bankruptcy Code, and its continuation as a going concern is contingent upon, among other things, the Company’s ability to comply with terms of the new loan agreements, a return to profitability, an ability to generate sufficient cash flows from operations, and if required to obtain further financing to meet future obligations. There can be no assurance that the Company will be able to achieve any of these results, which raises substantial doubt about its ability to continue as a going concern.

The Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim financial statements have been prepared under the assumption that users of the interim financial data have either read or have access to the Company’s audited financial statements for the latest fiscal year ended September 30, 2008. Accordingly, certain footnote disclosures that would substantially duplicate the disclosures contained in the audited financial statements have been omitted. These unaudited interim financial statements should be read in conjunction with the audited financial statements.

In the opinion of management, all adjustments considered necessary for a fair presentation of the results as of the date of, and for the interim periods presented, which consist solely of normal recurring adjustments, have been included. The results of operations for the current interim period are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2009.

SOP 90-7, which is applicable to companies in Chapter 11 bankruptcy, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statement of cash flows. Brotman adopted SOP 90-7 effective October 25, 2007 and segregated those items, as outlined above, for all reporting periods subsequent to such date.

Liabilities subject to compromise as of March 31, 2009, consisted of the following (in thousands):

March 31,
2009
Trade payables	$16,177
Pre-petition debt	2,840
Equipment-lease related obligations	75
$19,092

Liabilities subject to compromise refers to pre-petition obligations that may be impacted by the Chapter 11 reorganization process.  The amounts represent management’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 proceedings.  Differences between liabilities management have estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout and subsequent to its emergence from the Chapter 11 process and adjust amounts as necessary. Such adjustments may be material.

SOP 90-7 requires reorganization items such as certain revenues, expenses such as professional fees directly related to the process of reorganizing the Debtor under Chapter 11, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business to be separately disclosed. Brotman’s reorganization items incurred totalled approximately $3,024,000 and $2,490,000, in the six months ended March 31, 2009 and 2008, respectively.

Professional and legal fees directly related to the reorganization include fees associated with advisors to Brotman, unsecured creditors and secured creditors.

While operating as a debtor-in-possession, in accordance with SOP 90-7, Brotman recorded interest expense only to the extent (1) interest would be paid during Brotman’s Chapter 11 proceeding or (2) it was probable that interest will be an allowed priority, secured or unsecured claim. Interest expense recorded on Brotman’s statement of operations totaled $1,034,000 for the six month period ended March 31, 2009. Contractual interest expense (including interest expense that is associated with obligations for liabilities subject to compromise) totaled $1,205,000 for the six months ended March 31, 2009.

SOP 90-7 also calls for the adoption of fresh-start reporting if the reorganization value of the emerging entity immediately before the effective date is less than the total of all post-petition liabilities and pre-petition allowed claims and if holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. As of the Effective Date, management determined that Brotman did not satisfy both conditions and thus, Brotman’s emergence from Chapter 11 bankruptcy proceedings did not result in the adoption of fresh-start reporting in accordance with SOP 90-7.

Restricted Cash

Restricted cash consists of reserves set aside for the benefit of an insurer pursuant to a workers’ compensation policy and the $2,500,000 Class 4 cash that was received in January 2009 prior to the consummation of the Chapter 11 Bankruptcy Plan (see Note 12).

3.              Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of Brotman’s financial statements relate to the assessment of the carrying value of accounts receivable, accruals for general, professional liability and workers’ compensation risks, self insured medical benefits and managed care incurred but not reported claims and amounts payable or receivable to or from governmental payers. Actual results could be materially different from those estimates.

4.              Revenue Recognition

Net operating revenues are recognized in the period in which services are performed and are recorded based on established billing rates (gross charges) less estimated discounts for contractual allowances, principally for patients covered by governmental and non-governmental third-party payers. Gross charges are not the same as paid chargees and they are  generally do not reflect what a hospital is ultimately reimbursed and therefore are not displayed in the consolidated statement of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payer category), gross charges are also what the Hospital charges all other patients prior to the application of discounts and allowances.

Revenues under the traditional fee-for-service programs are based primarily on prospective payment systems for Medicare and per diem reimbursement for MediCal. Discounts for retrospectively cost based revenues and certain other payments, which are based on the Hospital’s cost reports, are estimated using historical trends and current factors. Cost report settlements for retrospectively cost-based revenues under these programs are subject to audit and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Estimates of settlement receivables or payables related to a specific year are updated periodically and at year end and at the time the cost report is filed with the fiscal intermediary. Typically no further updates are made to the estimates until the final Notice of Program Reimbursement is received, at which time the cost report for that year has been audited by the fiscal intermediary. There could be several years time lag between the submission of a cost report and receipt of the Final Notice of Program Reimbursement. Since the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Hospital could change by material amounts. The Hospital has established a settlement receivable of approximately $662,000 as of March 31, 2009.

The Hospital recorded a liability to CMS arising out of payments for services provided by the Hospital to Medicare eligible inpatients for the last four months of calendar 2005, all of calendar 2006, and approximately six weeks of calendar 2007 (ending February 15, 2007). While the Hospital reports financial statements on a fiscal year ending September 30, Medicare cost reports are filed on a calendar year basis. Acute care hospitals receive Medicare reimbursement payments pursuant to a prospective payment methodology based on diagnosis of the patient, but are entitled to receive additional payments, referred to as “outliers” for patients whose treatment is unusually costly. When Brotman acquired the Hospital in 2005, CMS provided a ratio of cost to charges (the “RCC”) based on the average prevailing market rate in Southern California. This RCC was an interim estimate provided by CMS, subject to final determination upon filing of the hospital’s cost reports. Upon filing cost reports, subsequent information called into question whether the interim RCC provided by CMS was supportable, giving rise to a potential claim for return of overpayments. The Hospital filed its cost reports with CMS for 2005, 2006 and 2007, respectively, which have been tentatively reviewed by the fiscal intermediary exclusive of any outlier reconciliation to be conducted directly by CMS. CMS has not conducted any outlier reconciliations, has not notified the hospital of any pending reconciliation to be conducted and has not determined of any liability at this point related to possible overpayments. As of March 31, 2009, an estimated liability of $13,834,000 was included in the accompanying unaudited balance sheet. The Hospital gave CMS notice of the Chapter 11 Bankruptcy case and of the bar date. In addition to asserting a claim, CMS could assert a right of offset in the future.

Brotman receives supplemental payments from the California Medical Assistance Commission (“CMAC”). The contract (“Agreement”) between CMAC and Brotman was entered into on September 1, 2005.  That Agreement has an “evergreen” provision that requires at least 120 days notice for either side to provide the other with termination notice.  On June 10, 2009, Brotman entered into an Amendment of this Agreement with CMAC which extends the earliest termination notice date to July 1, 2010.  Thus, the earliest possible termination of this Agreement could be November 1, 2010.  Brotman recorded supplemental revenue of $3,000,000 from the CMAC Distressed Hospital Fund during the year ended September 30, 2008, which funds were received in October 2008.  On June 11, 2009, the Company received a notification of additional supplemental funds in the amount of $2,000,000.

The following is a summary of due from and due to governmental payers as of March 31, 2009 (in thousands):

Due from government payers:
Medicare cost report settlement	$662
Due to government payers:
Outlier Liability	$13,834

Revenues under managed care plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues are also subject to review and possible audit by the payers. The payers are billed for patient services on an individual patient basis. An individual patient’s bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review and adjudication of each particular bill. The Hospital estimates the discounts for contractual allowances utilizing billing data on an individual patient basis. At the end of each month, the Hospital estimates expected reimbursement for patients of managed care plans based on the applicable contract terms. These estimates are continuously reviewed for accuracy by taking into consideration known contract terms as well as payment history. Although the Hospital does not separately accumulate and disclose the aggregate amount of adjustments to the estimated reimbursements for every patient bill, management believes the estimation and review process allows for timely identification of instances where such estimates need to be revised. The Hospital does not believe there were any adjustments to estimates of individual patient bills that were material to its net operating revenues.

Under the risk pool sharing agreement entered into between Brotman and Prospect Medical Group, Inc. (“PMG”), a wholly-owned subsidiary of PMH, pursuant to which, Brotman agreed to provide hospitalization services and share in the risk based on inpatient services utilized. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported.  The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends.  These estimates are subject to trends in loss severity and frequency.  Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period.  Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations. Incurred but not reported claims pursuant to the risk pool sharing agreement amounted to approximately $700,000. The liability due to PMH under the risk pool sharing arrangement at March 31, 2009 amounted to approximately $353,000.

The Hospital provides charity care to patients whose income level is below 300% of the Federal Poverty Level. Patients with income levels between 300% and 350% of the Federal Poverty Level qualify to pay a discounted rate under AB774 based on various government program reimbursement levels. Patients without insurance are offered assistance in applying for Medicaid and other programs they may be eligible for, such as state disability. Patient advocates from the Hospital’s Medical Eligibility Program (“MEP”) screen patients in the Hospital and determine potential linkage to financial assistance programs. They also expedite the process of applying for these government programs. Based on the Company’s gross charge rates revenues foregone under the charity policy, including indigent care accounts, were approximately $660,000 for the six months ended March 31, 2009.

The Hospital is not aware of any material claims, disputes, or unsettled matters with any payers that would affect revenues that have not been adequately provided for and disclosed in the accompanying unaudited financial statements.

5.              Long-Term Debt

Due to the Chapter 11 filing, certain outstanding pre-petition long-term debt that was impacted by the Chapter 11 Bankruptcy proceedings has been reclassified to the caption Liabilities Subject to Compromise (refer to Note 2 to the financial statements) on the balance sheet as of March 31, 2009 and 2008.

The following is a summary of long-term debt at March 31, 2009, including current maturities, and unsecured long-term debt included in liabilities subject to compromise (in thousands):

	March 31, 2009
	Liabilities Subject to Compromise	Debt
Post-petition Debtor-In-Possession (“DIP”) Credit Agreement:
DIP Revolving Facility	$—	$12,714

Pre-petition Credit Agreements:
Real estate term loan (1)	—	2,610
Equipment term loan (1)	—	4,796
Accrued interest on DIP, real estate and equipment loans		205
Subordinated Note (“Amir Note”) (2)	1,270	—
Subordinated Note (“Armstrong Note”) (2)	1,570	—
	2,840	7,611

(1)          The borrowings represent the pre-petition debt agreements which are in default (see below), and are reclassified as current.

(2)          The borrowings represent the pre-petition subordinated debt agreements, which are impacted by the Chapter 11 reorganization process and are reclassified as liabilities subject to compromise.

Post-petition DIP Credit Agreement

In connection with the Chapter 11 filing, Brotman entered into a Senior Secured Super-Priority Debtor-In-Possession Revolving Credit and Security Agreement (the “DIP Credit Agreement”), dated as of November 7, 2007, with Capital Source Finance LLC (“CapitalSource” or the “Lender”). The DIP Facility was approved by the Bankruptcy Court on December 6, 2007. The DIP Facility Agreement provided for an asset-based revolving credit facility of up to $19,875,000, subject to borrowing base and availability terms. Borrowings under the DIP Facility Agreement were used to repay outstanding amounts under Brotman’s existing credit facility, professional fees, transaction costs, fees and expenses incurred in connection with the DIP Credit Agreement, other pre-petition expenses, to provide working capital and for other general and administrative purposes. Obligations under the DIP Credit Agreement were secured by a lien on the assets of Brotman (this lien has first priority with respect to many of Brotman’s assets) and by a super-priority administrative expense claim in each of the Cases. The DIP Revolving Facility bore interest at an annual rate of Prime plus 5.50% (13.0% at March 31, 2009), payable monthly on the first day of each calendar month. This accrued interest is currently reported under accrued expenses. In addition, the DIP Facility Agreement obligated Brotman to pay certain fees to the Lender, as described in the DIP Credit Agreement.

The DIP Credit Agreement contained various representations, warranties, and covenants by Brotman that are customary for transactions of this nature, including (without limitation) reporting requirements and maintenance of financial covenants. (e.g., minimum average daily census, minimum availability and budget compliance as defined in the Agreement).

Brotman’s obligations under the DIP Credit Agreement could be accelerated following certain events of default, including (without limitation) any breach by Brotman of any of the representations, warranties, or covenants made in the DIP Credit Agreement or the conversion of the Chapter 11 filing to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Section 1104 of the Bankruptcy Code.

The DIP Credit Agreements matured on the earlier of (i) February 5, 2008; (ii) the effective date of a plan of reorganization for Brotman; (iii) termination of the commitment or acceleration of the obligations as a result of an Event of Default; (iv) the sale or liquidation of substantially all of the assets of Brotman; or (v) twenty days after the Bankruptcy Court enters an order a) confirming a plan of reorganization for Brotman that has not been approved in writing by the Lender, or b) granting a motion to sell substantially all of Brotman’s assets pursuant to a transaction not approved in writing by Lender.

The DIP Facility expired by its terms on February 5, 2008 (“Termination Date”). CapitalSource continued to fund Brotman’s operations after the Termination Date pursuant to a series of amendments to the DIP Facility. While in the process of negotiating an extension of the DIP Facilty, on or about April 1, 2008, Prime Healthcare Services Los Angeles, LLC (“Prime”) purchased the claims of CapitalSource. The claims purchased include: (i) Brotman’s pre-petition obligations to CapitalSource under the Pre-Petition Credit Agreement (see below); and (ii) Brotman’s post-petition obligations to CapitalSource under the post-petition DIP Credit Agreements (both the pre-petition and post-petition Prime debt obligations are collectively referred to as “Prime Claims”). Subsequent to the sale, Brotman and Prime continued to engage in negotiations regarding the extension of the DIP Facility resulting in various amendments to the DIP Facility, each extending financing for one or two week periods.  During the six months ended March 31, 2009 and 2008, Brotman was in compliance with all of its DIP Facility covenants.

For the six months ended March 31, 2009 and 2008, total interest expense incurred and paid under the DIP Facility was approximately $1,056,000  and $544,000, respectively.

Debt in Default

Prior to the Chapter 11 filing, Brotman was not in compliance with certain financial and administrative covenants of the Pre-petition Credit Agreement.  Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stayed most actions against Brotman, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under a plan of reorganization.  In accordance with SFAS No. 78, Classification of Obligations That Are Callable by the Creditor - An Amendment to ARB 43, Chapter 3A, Brotman has classified all scheduled payments due after twelve months as current at March 31, 2009 and 2008.

Pre-petition Credit Agreement: Real Estate, Equipment and Revolving Credit Facility

Brotman entered into a Revolving Credit, Term Loan and Security Agreement (the “Pre-petition Credit Agreement”) with CapitalSource on August 31, 2005, to borrow up to $36,000,000 to finance the acquisition of Brotman’s assets and to fund ongoing working capital and general business needs. The Pre-petition Loan Agreement consisted of a three-year real estate loan in the amount of $3,500,000, a four-year equipment loan in the amount of $7,500,000 and a revolving credit facility in the amount of $25,000,000.

The amount available to Brotman under the revolving line of credit was determined by a borrowing base that was primarily based on Brotman’s eligible accounts receivable and the available credit was reduced by a Liquidity Reserve that increased at varying dates from $500,000 at August 31, 2005, to $1,400,000 for periods after February 28, 2006. The Liquidity Reserve was reduced by amounts held in the Debt Service Reserve discussed below and was required until Brotman achieved positive excess cash flows (as defined)  for a trailing four fiscal quarter period.

Obligations under the Pre-petition Credit Agreement were secured by a first priority security interest in all assets of Brotman, including patient accounts receivable, land, building, equipment, other personal property and Brotman’s contracts. The revolving line of credit required that Brotman’s collections be deposited into a lock box and remitted to the lender daily to repay amounts outstanding. As additional security for the term loans, the lender withheld available funds under the term loans limits sufficient to satisfy two months of debt service (“Debt Service Reserve”). During an event of default, the lender, in its sole discretion, could apply the Debt Service Reserve to reduce outstanding obligations (at which time such amounts applied would be deemed outstanding and would accrue interest) and could require Brotman to deposit additional sums to the extent the Debt Service Reserve fell below the required amount. Upon a default, Brotman was also required to establish a Tax and Insurance Reserve in amounts determined by the lender to be sufficient to pay the next annual installment of real estate taxes and assessments and casualty insurance on Brotman’s facilities. The Debt Service Reserve and Insurance Reserve were held in the name of the lender, to be applied against the outstanding obligations upon default.

The Pre-Petition Credit Agreement contained various representations, warranties, and covenants by Brotman that are customary for transactions of this nature, including (without limitation) reporting requirements, maintenance of financial covenants and cross-default provisions. If Brotman failed to comply with the restrictive covenants, the lender could declare the debt in default, demand immediate repayment and deny future advances to Brotman.

Interest on the borrowings was variable, based on the London Inter-Bank Offered Rate plus 5.75%, 5.25% and 3.75% for the real estate loan, the equipment loan and the revolving credit facility, respectively, and payable monthly commencing October 1, 2005. Prior to the Chapter 11 bankruptcy filing late in 2007, the Lender instituted default rates of 13.0%,with respect to the real estate loan, the equipment loan and the revolving credit facility, respectively. In addition, non-compliance fees were assessed on each of these loans, which totaled approximately $1,327,000, $2,748,000 and $4,203,000, respectively, as of September 30, 2007.  The Lender believed that, in fact, the Company had been in default since September 30, 2005. Notwithstanding the foregoing, during the pendency of Chapter 11 reorganization, Brotman continued to make timely payment of all post-petition interest on these loans.

In September 2008, Brotman filed with the Bankruptcy Court a motion to have the default fees and interest nullified.  This motion was confirmed in January 2009, subsequent to fiscal year end.  Accordingly, in the fourth quarter of fiscal year 2008, the default fees and interest were de-recognized by the Company as a result of the declaratory relief provided by the Bankruptcy Court. The matter is currently being contested by the Lender.

Pre-petition Subordinated Promissory Notes

Brotman entered into a $1,500,000 unsecured, subordinated loan with a private lender (the “Amir Note”) dated August 31, 2005. The loan was originally due November 30, 2005, with payments subordinated to the Real Estate Loan, Equipment Loan and Revolving Credit Facility referred to above. Interest was fixed at an annual rate of 9%. As consideration for the subordinated loan, Brotman issued 10,000 shares of Series D common stock to the lender. This issuance was recorded as a debt discount in the amount of $31,000 and amortized over the term of the loan. The loan was payable solely with proceeds from capital contributions, equity issuances, unsecured debt financing and bond or debt instrument backed by the Culver City Redevelopment Agency, subordinated to the Credit Agreement. Repayment could be accelerated upon default, a qualified financing event (as defined), and liquidation or dissolution of Brotman. The loan also contained cross-default provisions and was classified as current due to the default on the real estate and equipment loans noted above.

Brotman also entered into a $1,700,000 unsecured, subordinated loan in favor off Dr. Ian T. Armstrong (the “Armstrong Note”) dated May 19, 2006. The note was issued pursuant to the acquisition of the assets of the Southern California Spine Institute previously owned by Armstrong.  During fiscal year 2006, these assets were impaired by Brotman. The note was originally due on May 1, 2013, and payments under the note were subordinated to the Real Estate Loan, Equipment Loan and Revolving Credit Facility referred to above. Interest was fixed at an annual rate of 6%. As consideration for the subordinated loan, Brotman granted Dr. Armstrong an option to acquire 93,578 shares of Series E Preferred stock at an exercise price of $12.65 per share. As of March 31, 2009, no shares of Series E preferred stock were outstanding, as Dr. Armstrong had never exercised this option.

As of the Effective Date, all subordinated promissory notes were discharged in accordance with the terms of the Plan (refer to Note 11 for discussion on Brotman’s emergence from Chapter 11 proceedings).

6.              Related-Party Transactions

Brotman entered into a consulting services agreement with Prospect Medical Management, Inc., an affiliate of Prospect effective August 1, 2005, for certain administrative, financial and management consulting services for a monthly fee of $20,000 plus expenses. The agreement had an initial term of one year and automatically renewed for additional one-year terms unless terminated by either party with 90 days of written notice.  On the Petition Date, Brotman entered into an amendment to this consulting services agreement, providing for an increased level of services and responsibility at an increased monthly consulting fee of $100,000.  Total fees paid under the agreement were approximately $600,000 and $700,000, for the six months ended March 31, 2009 and 2008 respectively. Fees under the agreement are subordinated to the Credit Agreement.

In addition, on August 31, 2005, Brotman entered into a joint marketing agreement with Prospect Medical Group, an affiliate of Prospect. The agreement is for an initial term of 20 years, renewable for successive five-year terms unless terminated by either party with 180 days of written notice.  During the term, Brotman will contract exclusively with Prospect Medical Group with regard to full risk contracting with health maintenance organizations for all lines of business, including Medicare, Medicaid and commercial patient populations.  Brotman will not merge into, consolidate with, or sell substantially all assets unless the purchaser or surviving entity expressly assumes all managed care full risk arrangements, alter such agreements without consent of the Group, and agrees to be bound by the exclusivity provision.

On May 1, 2005 and as was subsequently amended on October 1, 2007 and on March 1, 2008, Brotman had entered into a risk pool sharing agreement with Prospect Medical Group, Inc. (“PMG”), an affiliate of PMH. Under the agreement, Brotman and PMG agreed to establish a Hospital Control Program (as defined) to serve HMO enrolled patients and the parties would earn incentive revenue or incur penalties by sharing in the risk for hospitalization based on inpatient services utilized. Risk pools are generally settled in the following year. As of March 31, 2009, the risk pool was running & deficit of $288,218 of which $144,109 is shared with PMG.

7.              Retirement and Benefit Plans

Brotman maintains a defined contribution plan for its employees. Employer contributions are based on participant contributions and compensation. Total expenses incurred for the six months ended March 31, 2009 and 2008 were $53,163 and $263,050, respectively.

Brotman sponsors a non-leveraged employee stock ownership plan (ESOP) administered through BMC Employee Equity, LLC (BMC), which was incorporated in August 2005. Brotman contributed 90,000 shares of Series D common stock (ESOP Shares) and $2,000 in cash to BMC upon its formation to provide Brotman employees with beneficial ownership of portions of the ESOP Shares as equity incentives on a tax-deferred basis. Employees awarded units in BMC will become limited liability members with a separate capital account to which income, gains, losses and distributions related to the ESOP Shares will be allocated. Grantees, number of units, and vesting requirements will be determined by the Board of Directors at the time of grant.  No awards have been granted as of March 31, 2009. The value of the shares was estimated to be approximately $283,000.  As no award had been granted by March 31, 2009, in accordance with SOP 93-6, the shares available for issuance were recorded as a contra equity account termed deferred compensation.

8.              Shareholders’ Deficit

Convertible Preferred Stock, $0.01 Par Value - Of the 5,000,000 shares of preferred stock authorized, 1,000,000 shares are designated as Series A, 1,000,000 shares as Series B, and 395,000 shares as Series C. The holder of each share of Preferred Stock is entitled to vote as if such holder had converted their preferred stock into shares of common stock. Dividends are payable if and when declared by the Board of Directors.

The Series C Preferred Stock ranks senior to the Common, Series A Preferred and Series B Preferred Stock with respect to (i) the payment of dividends and (ii) for a period of five years from the date of issuance, with respect to the distribution of assets upon liquidation. This Series C Preference shall remain in effect until such time as Brotman has paid Series C shareholders dividends or distributions totaling $12.66 per share (Series C Preference Amount).  The Series A and B Preferred Stock rank senior to the Common Stock with respect to (i) the payment of dividends and distribution of assets upon liquidation (ii) for a period of five years from the date of issuance, with respect to the distribution of assets upon liquidation. This Series A/B Preference remains in effect until such time as Brotman has paid Series A and B shareholders dividends or distributions totaling $3.96 per share (Series A/B Preference Amount).

Following satisfaction of the Series C and Series A/B Preference Amounts, in the event of liquidation, the holders of all outstanding shares of capital stock of Brotman shall share ratably in any remaining assets available for distribution. Brotman has three directors. The holders of Series A Common Stock and Series A Preferred Stock, voting together as a single class have the right to elect one director. The holders of Series C Common Stock and Series C Preferred Stock, voting together as a single class have the right to elect one director.

Additionally, the consent of a majority of the holders of Series A Common Stock and Series A Preferred Stock, voting together as a single class, is required in order to amend, alter or repeal Brotman’s exclusivity arrangements for hospital full risk contracts with Prospect Hospital Advisory Services, Inc. The shares of Series A, B and C Preferred Stock automatically convert into an equal number in shares of Series A, B, and C Common Stock, respectively, upon payment by Brotman of the Series C and the Series A/B preference amounts.

Common Stock, $0.01 Par Value - Of the 20,000,000 shares of common stock authorized, 1,000,000 shares are designated as Series A, 1,000,000 shares as Series B, 1,000,000 shares are designated as Series C, and 1,000,000 shares as Series D. The rights to dividends (if and when declared by the Board of Directors) and liquidation preferences of each series of Common Stock are identical.

As of March 31, 2009, there were approximately 248,000 shares of Series A Preferred stock outstanding, all of which were held by Prospect. Were these shares to be converted into common stock pursuant to the conversion formula set forth in Brotman’s Articles of Incorporation, Prospect would hold approximately 33.1% of the voting interest in Brotman. As of March 31, 2009, there were approximately 252,500 shares of Series B Preferred stock outstanding, 80% of which were held by Culver Hospital Holdings, LP. The remaining 20% were held by Gable Park, LLC.  As of March 31, 2009, there were approximately 148,125 shares of Series C Preferred stock outstanding, the majority of which were held by doctors practicing at Brotman. No single shareholder held more than 5.3% of the Series C stock. As of March 31, 2009, there were approximately 100,000 shares of Series D Common stock outstanding, 10% of which were held by the Amir Trust and 90% of which were held by BMC Employee Equity, LLC.

Pursuant to the terms of the Plan, as of the Effective Date, all of Brotman’s previously outstanding shares of preferred and common stocks were cancelled for no consideration. (Refer to Note 11 for discussion of Brotman’s emergence from Chapter 11 Bankruptcy proceedings).

9.              Income Taxes

Brotman accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, under which deferred income tax assets and liabilities are recognized for differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment.

Brotman recorded a tax provision of approximately $110,000 and $0, for the six months ended March 31, 2009 and 2008, respectively. The effective tax rates for the six months ended March 31, 2009, differ from the federal statutory rate of 34% and the effective rate for the same period in fiscal 2008 primarily due to valuation allowance and state taxes.

10.  New Accounting Pronouncements

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109. (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. The accounting provisions of FIN No. 48 were to be effective for fiscal years beginning after December 15, 2007. In December 2008, the FASB issued FASB Staff Position FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, to provide a further delay of the effective date of FIN No. 48 for certain nonpublic entities to fiscal years beginning after December 15, 2008. Upon adoption of FIN No. 48, Brotman will review its filing positions for all open tax years in all U.S. federal and state jurisdictions where Brotman is required to file. Brotman will recognize a liability for each uncertain tax position at the amount estimated to be required to settle the issue. Brotman will record a cumulative effect adjustment related to the adoption of FIN No. 48 including interest and penalties, which will be accounted for as a change to the October 1, 2009 accumulated deficit balance on the balance sheet. The unrecognized tax benefits, if ultimately recognized, would reduce Brotman’s annual effective tax rate. Brotman’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

In September 2006, the FASB issued FASB Statement No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued two Staff Positions (FSPs) on SFAS No. 157: FSP 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and FSP 157-2, Effective Date of FASB Statement No. 157.  FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of SFAS No. 157. FSP 157-2 delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Nonfinancial items subject to deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Brotman is required to adopt SFAS No. 157 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits a company to choose to measure many financial instruments and certain other items at fair value at specified election dates. Most of the provisions in SFAS No. 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs), and; (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Brotman is required to adopt SFAS No. 159 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) establishes new principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In general, SFAS No. 141(R) requires the acquiring entity to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective. This standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination, including recognition of contingent consideration and most pre-acquisition loss and gain contingencies at their acquisition-date fair values. It will also require companies to expense, as incurred, transaction costs, and recognize changes in income tax valuation allowances and tax uncertainty accruals that result from a business combination as adjustments to income tax expense. SFAS 141(R) will also place new restrictions on the ability to capitalize acquisition-related restructuring costs. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Brotman will adopt SFAS No. 141(R) on October 1, 2009. Management is currently evaluating the potential impact of the adoption of SFAS No. 141(R) on its financial statements.

In April 2008, the FASB issued FASB Staff Position SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7 (“FSP SOP 90-7-1”). FSP SOP 90-7-1 resolves the conflict between the guidance requiring early adoption of new accounting standards for entities required to follow fresh-start reporting under American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, (“SOP 90-7”) and other authoritative accounting standards that expressly prohibit early adoption. Specifically, FSP SOP 90-7-1 will require an entity emerging from bankruptcy that applies fresh-start reporting to follow only the accounting standards in effect at the date fresh-start reporting is adopted, which include those standards eligible for early adoption if an election is made to adopt early. As Brotman is not required, upon emergence from its Chapter 11 proceeding, to adopt fresh-start reporting under SOP 90-7, the adoption of FSP SOP 90-7-1 would not have a material adverse effect on Brotman’s financial position, results of operations or cash flows.

In May 2009, the FASB issued Statement of Accounting Standards No. 165, Subsequent Events (“SFAS No. 165”), which establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before financial statements are issued. This standard will be effective for reporting periods ending after June 15, 2009. The adoption of SFAS No. 165 will not impact Brotman’s financial position or results of operations, as its requirements are disclosure-only in nature.

11.       Commitments and Contingencies

Legal Matters

As a result of the Chapter 11 proceedings, all pre-petition pending litigation against Brotman were stayed and related amounts accrued have been classified to liabilities subject to compromise in the accompanying balance sheet at March 31, 2009.

Post-petition, Brotman is subject to legal actions arising from the normal conduct of business. After taking into consideration legal counsel’s evaluation of such actions, the Company is of the opinion that the outcomes will not have a materially adverse effect on the Company’s financial position, results of operations and cash flows.

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medi-Cal fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to assure health insurance portability, reduce healthcare fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Organizations are required to be in compliance with HIPAA provisions by April 2004. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations.

Seismic Standards

California’s Alfred E. Alquist Hospital Facilities Seismic Safety Act (the “Alquist Act”) requires that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998. The Alquist Act requires that within three years after the Building Standards Commission had adopted evaluation criteria and retrofit standards:

•                Hospitals in California must conduct seismic evaluation and submit these evaluations to the Office of Statewide Health Planning and Development (“OSHPD”), Facilities Development Division for its review and approval;

•                Hospitals in California must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to the OSHPD, Facilities Development Division for its review and approval; and

•                Hospitals in California must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

Brotman was required to conduct engineering studies at its hospital to determine whether and to what extent modifications to the hospital facilities will be required. Management believes that Brotman meets all current requirements; however, it may be required to make significant capital expenditures in the future to comply with the seismic standards, which could impact its earnings.  The cost at March 31, 2009 is unknown at his time but could be material. In addition, such modifications to the hospital facility would potentially result in environmental remediation liabilities which may be material to the Company.

The OSHPD is currently implementing a new voluntary program to re-evaluate the seismic risk of hospital buildings classified as Structural Performance Category (SPC-1). These buildings are considered hazardous and at risk of collapse in the event of an earthquake and must be retrofitted, replaced or removed from providing acute care services by 2013. OSHPD is using HAZARDS U.S. (HAZUS), a state-of-the-art methodology, to reassess the seismic risk of SPC-1 buildings and those that are determined to pose a low seismic risk may be reclassified to SPC-2. The SPC-2 buildings would have until 2030 to comply with the structural seismic safety standards. Participation in the HAZUS program is optional for hospital owners wishing to have their SPC-1 building(s) re-evaluated.  Brotman has received SB 306 approval that extends to 2020 for seismic replacement or retro fit of its buildings.  This approval subordinates to the HAZUS which, if received would give Brotman an extension to 2030.

Charity Care for the Uninsured and Underinsured

Over the past two years, there has been extensive public focus on the practices of hospitals regarding amounts charged to patients who are uninsured or underinsured. Lawsuits have been filed against many hospitals challenging their practices. Management believes that Brotman’s current Financial Assistance Policy (the Policy), in combination with its other charitable activities, demonstrates that it operates in full compliance with the laws and regulations that are at issue in the lawsuits arising in this area. However, Brotman could, at any time, be sued in individual or class action lawsuits similar to other recent lawsuits, or potentially by the government or other party. Potential lawsuits in this area could also include allegations related to balance billing patients where an insurer has made payment, placing liens on tort recoveries of patients, collection practices or errors by collection agencies, and similar matters. In some such situations, Brotman would expect to use the Policy as a means to defend and/or otherwise resolve such action in a manner favorable to Brotman. Nevertheless, there can be no certainty that such an action, were it to occur, might not have a material adverse effect on Brotman’s financial condition or results of operations.

Workers’ Compensation

Brotman has a commercial occurrence-based insurance policy for workers’ compensation claims.  In 2005, the policy had a $250,000 deductible per accident. The aggregate loss limitation was $2,500,000.  The 2006 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,625,000.  The 2007 policy had a $250,000 loss limitation per accident with an annual aggregate loss limitation of $1,562,000.  Prior to September 25, 2005, Brotman leased its employees from the Seller. The actuarial IBNR estimate of $1,358,000 was recorded through March 31, 2009. These estimates may change in the future and such changes may be material.

Medical Malpractice

Brotman has a commercial claims-made insurance policy for malpractice claims in excess of $100,000 per claim with no annual aggregate. The General Liability coverage is occurrence coverage with a $100,000 per occurrence retention and no annual aggregate.  An actuarial IBNR estimate of approximately $1,795,000 was made for estimated malpractice liability through March 31, 2009. . These estimates may change in the future and such changes may be material.

Employee Health Plans

Brotman offers self-insured HMO and PPO plans to employees.  Employee health benefits are administered by a local claims processor based on plan coverage and eligibility guidelines determined by Brotman and collective bargaining agreements. A commercial insurance policy covers losses in excess of $200,000 per occurrence. An actuarially estimated liability of approximately $392,000 for incurred but not reported claims has been included in accrued salaries and benefits as of March 31, 2009.

12.       Subsequent Event

Emergence from Chapter 11

On January 21, 2009, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Second Amended Plan of Reorganization (the “Plan”) of Brotman. The transactions contemplated by the Plan, as modified by the Confirmation Order, were substantially consummated and the Plan became effective on April 14, 2009 (the “Effective Date”). As contemplated by the Confirmed Plan, prior to and on the Effective Date, Brotman took part in a corporate reorganization resulting, among other things, in the following:

(i)                                  Cancellation of Brotman old shares and issuance of Brotman new shares

Pursuant to the Plan and the Confirmation Order, on the Effective Date, all of Brotman’s securities in existence immediately prior to the Effective Date, including,  but not limited to, shares of Brotman’s issued and outstanding classes of common stock (“Old Common Stock”),  preferred stock (“Old Preferred Stock”) and stock options were canceled. In exchange for their pro rata share (as determined by reference to the percentage of ownership in Pre-Reorganized Brotman of the New Value Contribution totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 within six months of the Effective Date), holders of Pre-Reorganized Brotman’s securities would receive New Common Stock in Reorganized Brotman in the same percentage as their pro rata share of the New Value Contribution. Pursuant to the terms of the Plan, Prospect made an additional $1,814,000 investment in Brotman on January 13, 2009 and has made a commitment to invest an additional $705,000 within six months of the effective date of the Plan. Based on such contribution, on the Effective Date, Prospect acquired an additional 38.86% ownership interest in Reorganized Brotman, increasing its current total interest to 71.96% of the outstanding New Common Stock of Reorganized Brotman.

(ii)                              Debt Discharge, Reclassifications and Distribution to Creditors

Excluding certain liabilities assumed by Reorganized Brotman on the Effective Date, liabilities subject to compromise totaling approximately $19.0 million were discharged in accordance with the terms of the Plan as follows:

(a)          On the Effective Date: $2,500,000 of the Class 4 cash would be funded, with an additional $1,000,000 of the Class 4 cash to be funded within 6 months;

(b)         On the Effective Date: all right, title and interest in the Avoidance Actions shall be transferred to the Creditor Trust; and

(c)          Brotman executed the unsecured class 4 Note, to be held by the Creditor Trust solely for the benefit of holders of allowed Class 4 claims (as defined in the Plan) and paid pro rata to holders of allowed Class 4 claims. The Note bears interest at 7.50% per annum and is payable in sixteen equal installments through February 15, 2013.

(d)         Class 5 claims (as defined in the Plan) were discharged at 35% of such holder’s allowed class 4 claim.

(iii)                          Repayment of pre-petition Prime debts and post-petition Prime DIP facility and borrowings under the new JHA financing and Gemino Exit Facility

Pursuant to the terms of the Plan, adjustments to reflect the repayment of the pre-petition debts (including accrued interest thereon) and the post-petition DIP Facility (including accrued interest thereon), and borrowings under the new JHA financing and the new Gemino Exit Facility were effected immediately prior to the Effective Date.

Pursuant to the terms of the Plan, on the Effective Date, Brotman consummated the transactions contemplated in the Los Angeles Jewish Home for the Aging (“JHA”) Financing and the JHA Loan Documents. Under the terms of the JHA Loan agreements, the JHA has agreed to provide Reorganized Brotman with up to $23 million in financing, consisting of two term loans: (i) a Term A loan of $16 million (the “Term A Loan”) with a 24-month term and (ii) a Term B loan of up to $7 million, with a term of 36 months;  provided, that the Term B loan will be reduced on a dollar for dollar basis by the amount that Prime’s claim, as determined by the Bankruptcy Court, is less than $22 million (the “Term B Loan”). Interest on the Term A Loan is payable at 10% per annum for the first year of the loan, and 7.5% thereafter. Interest on the Term B Loan is payable at 10% per annum for the term of the loan. The Term A Loan and Term B Loan will be secured by certain of Reorganized Brotman’s personal property, and a mortgage on certain real property. The proceeds of the JHA loans were used to repay all existing senior secured loans at Brotman, including Debtor-In-Possession financing.

With respect to the Term A loan, JHA is granted the right (“Put Right”) to declare the unpaid loan amount, including remaining interest and any other amounts due and payable under the loan agreements, immediately due and payable at any time following the first twelve months of the Closing Date and prior to the date which is twenty-four months after the Closing Date, subject to JHA providing written notification to Brotman of its exercise of the Put Right at least 180 days in advance. JHA may not however provide notification of its exercise of the Put Right prior to the first anniversary of the Closing Date.

As part of the JHA financing, Brotman has granted JHA an option to purchase certain Brotman-owned land adjacent to the hospital, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding principal balance of the JHA Term A loan plus any prepaid amounts. In connection with the JHA’s exercise of the Option Right and the closing of the sale of the real property, Brotman is required to deposit $130,000 monthly into a reserve account (up to a maximum of $3,120,000), with such funds specifically earmarked for the construction of new emergency room.  Additionally, at closing, Brotman is required to establish and deposit $10,000 (an initial $25,000 deposit at Closing Date) into a Reserve Account for the purpose of paying for capital improvements to Brotman’s real property and a Tax and Insurance Deposit Account to be funded on the first day of the month with an amount equal to one-twelfth of the yearly real estate taxes and assessments levied on Brotman’s real property.

As part of its bankruptcy plan, Brotman obtained a commitment from Gemino Healthcare Finance, LLC for a three-year, $6.0 million, senior credit facility secured by accounts receivable. The facility expires on the earlier of April 14, 2012 and the JHA Loan maturity date and bears interest at Libor plus 7% per annum. The senior credit facility agreement contains customary covenants for facilities of this type including restrictions on the payment of dividends, change in ownership/management, asset sales, incurrence of additional indebtedness, sale-leaseback transactions, and related party transactions. In addition, Reorganized Brotman must also comply with financial covenants, including a fixed charge coverage ratio of not less than (i) 1.00:1.00 for the fiscal quarter ending June 30, 2009, (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter.